SECOND AMENDMENT TO
TERMINUS, INC./THE BLACKHAWK FUND
SECURED PROMISSORY NOTE

THIS SECOND AMENDMENT TO SECURED PROMISSORY NOTE (“Second Amendment”) is made and entered into as of July 7, 2010, by and among Terminus, Inc., a Nevada corporation “Terminus”), The Blackhawk Fund, a Nevada corporation (“Blackhawk”, together with Terminus, “Borrower”) and Professional Offshore Opportunity Fund Ltd. (“Holder”).
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RECITALS

WHEREAS, on April 24, 2008, Borrower issued a secured promissory note (the “Note”), pursuant to which it promised to pay to the order of Holder, the principal amount of FIVE HUNDRED FIFTY THOUSAND DOLLARS ($550,000), together with interest incurred thereon, as therein provided.

WHEREAS, on July 20, 2009, the Borrower and the Holder amended the Note pursuant to a First Amendment to Secured Promissory Note (the “First Amendment”), as therein provided.  The Note and the First Amendment are incorporated into this Second Amendment by this reference and all defined terms in the Note shall have the same meaning in this First Amendment;

WHEREAS, the Borrower and Holder have determined that it is advisable and in their best interests to amend the Note to extend the Maturity Date, as provided herein;

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the Borrower and the Holder hereby agree as follows:

AGREEMENT

1.           Incorporation of Recitals. The Recitals set forth above are herein incorporated into this Second Amendment.

2.           Amendments to Agreement.

A.           The definition of “Maturity Date” contained in the first paragraph of the Note is hereby amended by deleting “July 10, 2010” and inserting “February 1, 2011” in lieu thereof.

B.           A new Section 4.10 is hereby inserted to read in its entirety as follows:

“Specific Enforcement, Consent to Jurisdiction.  Blackhawk and the Holder acknowledge and agree that irreparable damage would occur in the event that the conversion provisions of Section 1.5 of this Note were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to one or more preliminary and final injunctions to prevent or cure breaches of the provisions of Section 1.5 of this Note and to enforce specifically the terms and provisions thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.”

3.           Modification.  This First Amendment shall be deemed a modification of the Agreement.  Except as specifically modified hereby, the Agreement shall be deemed controlling and effective, and the parties hereby agree to be bound by each of its terms and conditions.

4.           Counterparts.  This First Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound, have each executed this First Amendment on the date set forth above.

“BORROWER”

TERMINUS, INC.

By:
Name: Frank Marshik
Title: President

THE BLACKHAWK FUND

By:
Name: Frank Marshik
Title: President

“HOLDER”

PROFESSIONAL OFFSHORE OPPORTUNITY FUND, LTD.

By:
Name: Howard Berger
Title: Manager